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                                                            EXHIBIT 99.(A)(1)(F)

                       EXHIBIT (a)(1)(F) to Schedule TO

                                PRESS RELEASE

April 19, 2001

GIANT GROUP, LTD. (GPOL) announced today that it is offering to purchase any and all outstanding shares of its Common Stock for $0.50 (fifty cents) per share. The Offer is conditioned upon, among other things, the tender by a sufficient number of shareholders such that following the Offer GIANT would have less than 300 shareholders. The Offer is intended as a first step towards GIANT becoming a privately-held company. Following the consummation of the Offer, GIANT intends to deregister its shares under the Securities Exchange Act of 1934. The Offer expires on May 18, 2001, at 5:00 p.m., New York City time, unless otherwise extended by GIANT at its discretion.

Some of the statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements address activities, events or developments that GIANT GROUP, LTD. (the "Company") expects, believes, anticipates or estimates will or may occur in the future; are based on assumptions and analyses that the Company has made and that it believes are reasonable under the circumstances when made; and are subject to many risks, uncertainties and other factors, many of which are beyond the control of the Company.

The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of market conditions, the response of shareholders to the Offer to Purchase other risks, uncertainties and other factors, some of which are described in the Company's Form 10-K and other SEC filings, which could materially affect the Company's future results of operations. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this press release and associated Offer to Purchase. The Company will not update these statements unless the securities laws require it to do so.

For further information regarding the Offer, contact GIANT's Executive Secretary at (310) 273-5678, or the Shareholder Relations Department at American Stock Transfer & Trust Company at (718) 921-8200.